Exhibit 5.2

[Holland & Knight LLP Letterhead]

April 10, 2006

Kimball Hill Homes Florida, Inc.

Kimball Hill Homes Realty Florida, Inc.

Kimball Hill Calusa Palms Limited Partnership

Kimball Hill Marbella Estates Limited Partnership

Re:                               Kimball Hill, Inc. Exchange Notes in connection with Registration Statement on  Form S-4;  Florida Opinion

Ladies and Gentlemen:

We have acted as special Florida counsel for Kimball Hill Homes Florida, Inc. a Florida corporation (“Florida Inc.”), Kimball Hill  Homes Realty Florida, Inc. a Florida corporation (“Florida Realty Inc.”), Kimball Hill Calusa Palms Limited Partnership, a Florida limited partnership (“Calusa Palms LP”), and Kimball Hill Marbella Estates Limited Partnership, a Florida limited partnership (“Marbella Estates LP”, and together with Florida Inc., Florida Realty Inc., and Calusa Palms LP, individually a “Guarantor” and collectively the “Guarantors”), in connection with the Guarantors’ guarantees, along with other guarantors under the Indenture (as defined below), of $203,000,000 in aggregate principal amount of 10-1/2% Senior Subordinated Notes due 2012, Series B (the “Exchange Notes”). We understand that the Exchange Notes are being issued by Kimball Hill, Inc., an Illinois corporation (the “Issuer”) in connection with an exchange offer being made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about April 13, 2006, under the Securities Act of 1933, as amended (the “Securities Act”), that the obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors, along with other guarantors, and that the Exchange Notes and the guarantees are to be issued pursuant to the Indenture dated as of December 19, 2005 (as may be amended or supplemented from time to time, the “Indenture”), among the Issuer, the guarantors set forth therein, and U.S. Bank National Association, as Trustee. This letter is being delivered to you at the request of the Issuer and at your request.

A.                                    Documents Reviewed; Knowledge

For purposes of this opinion, we have examined and are relying upon the following:

1.                                       The Indenture; and

2.                                       Those certain Notations of Guarantee executed by the Guarantors and other guarantors in connection with the Notes and to be attached thereto (the “Notations of Guarantee”).

The documents referred to in items (1) through (2) above are sometimes referred to as the “Transaction Documents”. Except as may be otherwise specifically noted in this opinion letter, the opinions expressed herein relate solely to the documents listed above, and not to any other documents, including any documents that are referred to in, incorporated by reference into, or listed as attachments, exhibits, or schedules to any of such documents.

In rendering the opinions set forth below, we have also examined and, as to corporate and partnership matters, are reviewing the following documents and no others:

1.                                       The Articles of Incorporation and Bylaws of Florida Inc. and Florida Realty Inc. and the Certificates of Limited Partnership and Limited Partnership Agreements of Calusa Palms LP and Marbella Estates LP (the “Organizational Documents”);

2.                                       Resolutions or consents of the Boards of Directors of Florida Inc. and Florida Realty Inc. and of the General Partners of Calusa Palms LP and Marbella Estates LP, each dated as of December 14, 2005, with respect to the initial note issuance and the guarantees thereof;

3.                                       Certificates of legal existence and status dated December 9, 2005, for each of the Guarantors issued by the Florida Secretary of State (the “Status Certificates”);

4.                                       Certificates of legal existence and status dated March 20, 2006, for each of the Guarantors issued by the Florida Secretary of State (also some of the “Status Certificates”);

5.                                       The Secretary’s Certificate of the Guarantors, dated as of December 9, 2005, as to the Organizational Documents and other matters (the “Secretary’s Certificate”); and

6.                                       The Support Certificate attached hereto as Exhibit ”A” (the “Support Certificate”).

With your consent, we have assumed that certificates of public officials dated earlier than the date of this opinion remain accurate from such earlier date through and including the date of this letter. As to matters of fact, we have relied on the representations and warranties made by the parties in the Transaction Documents, certificates of public officials, the Secretary’s Certificate, and the Support Certificate. We have made no independent investigation of the accuracy or completeness of such matters of fact.

For purposes of this opinion letter, the term “to our knowledge” or a similar phrase means the conscious awareness of facts or other information, at the time of delivery of this opinion letter, by the lawyers in our firm who have given substantive attention to the transactions effected by the Transaction Documents and the preparation of this Opinion Letter, and does not include constructive, implied, imputed, presumed, or assumed notice or knowledge of facts or information. Except to the extent expressly set forth herein, and with your permission, we have not undertaken any independent investigation (including without limitation review of any governmental records or court dockets) to determine the existence or absence of any facts or other information, and no inference as to our knowledge or the existence or absence of any such facts or other information should be drawn from the fact of our representation of the Guarantors as special counsel.

B.                                    Assumptions

In rendering the opinions herein, we have relied, without independent investigation, upon the following assumptions:

(a)                                  Each natural person executing the Transaction Documents or any other document referred to herein in its own behalf or on behalf of another entity is legally competent to do so;

(b)                                 Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy or a draft conforms to an authentic original, and all signatures on each such document are genuine;

(c)                                  Each person who has taken any action relevant to any of our opinions in the capacity of director, officer, or partner was duly elected or appointed to or otherwise occupied that position and held that position when such action was taken;

(d)                                 Legally sufficient consideration has been given to support the enforceability of the Guarantors’ obligations under the Transaction Documents;

(e)                                  The constitutionality and validity of all relevant laws, regulations, and agency actions unless a reported case has otherwise held or widespread concern has been expressed by commentators as reflected in materials which lawyers routinely consult; and

(f)                                    All statutes, judicial and administrative decisions, and rules and regulations of governmental agencies constituting law are generally available (i.e. in terms of access and distribution following publication or other release) to lawyers practicing in Florida, and are in a format that makes legal research reasonably feasible.

C.                                    Opinions

Based on and subject to the foregoing and subject to the exceptions, qualifications, and limitations herein set forth, we express the following opinions:

1.                                       Each of Florida Inc. and Florida Realty Inc. is a corporation organized and validly existing under the laws of the State of Florida and its corporate status in such State is active. Each of Calusa Palms LP and Marbella Estates LP. is a limited partnership organized and validly existing under the laws of the State of Florida and its limited partnership status in such State is active.

2.                                       Each of the Guarantors (a) has the corporate or limited partnership power and authority, as appropriate, to execute and deliver each of the Transaction Documents to which it is a party and to perform its respective obligations thereunder, and (b) has taken all necessary corporate or limited partnership action, as the case may be, to authorize its execution and delivery of each of such Transaction Documents and the performance of its respective obligations thereunder.

3.                                       The Indenture has been duly authorized, executed, and delivered by each of the Guarantors.

4.                                       Each of the Notations of Guarantee has been duly authorized, executed, and delivered by the Guarantors.

5.                                       The execution and delivery of the Indenture by each of the Guarantors and the performance by the Guarantors of their obligations thereunder (including with respect to their guarantees) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of (a) the Organizational Documents of the Guarantors, or (b) any law of the State of Florida or any rule or regulation thereunder, that is to our knowledge applicable to the Guarantors.

6.                                       No consent, waiver, approval, authorization, or order of or with any Florida governmental or regulatory authority is required for the issuance by the Guarantors of their guarantees pursuant to the Indenture and the Notations of Guarantee. We note that although we are not opining herein as to Federal law matters or securities matters, approvals may be required under the Securities Act or the Securities Exchange Act of 1934, as amended.

D.                                    Qualifications

Our opinions are subject to bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium and other laws affecting the rights and remedies of creditors generally, including limitations imposed by judicial decisions relating thereto, and to general principles of equity, regardless of whether considered in a proceeding in equity or at law, including without limitation concepts of materiality, reasonableness, good faith, and fair dealing, and including principles under which a court has discretion in granting specific performance or injunctive or other equitable relief.

This opinion letter is based as to matters of law solely on such internal law of the State of Florida (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of Florida or any agency or instrumentality thereof) that, in our experience, is normally applicable to a transaction of the type contemplated by the Transaction Documents and to the parties thereto, without our having made any special investigation concerning any other law, rule, or regulation.

Without limiting the generality of the foregoing paragraph, and in some cases in addition thereto, and notwithstanding anything to the contrary contained herein, we express no opinion as to:  Any law or regulation relating to (i) taxation, usury, antitrust or trade regulation, banking, securities, or labor or employee rights and benefits laws, including the Employee Retirement Income Security Act of 1974, as amended; (ii) planning, zoning, historic preservation, condominiums, cooperatives, subdivisions, inland or wetland matters, air, water, or noise pollution, effluent waste disposal, hazardous substances, environmental contamination, fire, life safety, or building codes, occupational safety or health, or the Americans with Disabilities Act; or (iii) corrupt practices, including, without limitation, the Foreign Corrupt Practices Act of 1977.

Our advice on each legal issue addressed herein represents our opinion concerning how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances peculiar to the case, and our opinions are not a guaranty of an outcome of any legal dispute which may arise with regard to the Transaction Documents.

This letter speaks as of the date hereof. We disclaim any obligation to provide you with any subsequent opinion or advice by reason of any future changes or events which may affect or alter any opinion rendered herein. Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

E.                                      Reliance

This letter is being delivered to you and may be relied upon only by you in connection with the filing of the Registration Statement, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof. This letter may not be relied upon by, furnished to, referred to, quoted, in whole or part, by, or filed with, any other person, or used for any other purpose, without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP

Attachments

Exhibit ”A” – Support Certificate

Schedule I

Orders, Judgments, Decrees, and Rulings

None.